UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 5, 2016

AUSCRETE CORPORATION

(Exact name of registrant as specified in its charter)

Wyoming	001-35923	27-1692457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

504 East First Street

Rufus, OR 97050

(Address of principal executive offices, including zip code)

(541) 739-8298

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 5, 2016, Auscrete Corporation ("company") announced that it had signed an agreement with PN&N Enterprise Ltd., a Jamaican Consortium, for the construction of 1,500 homes, with a total value of US$135 million, on a number of Jamaican estates PN&N will acquire over 7 years. PN&N is a property developer in Jamaica and the construction agreement is contingent upon acquisition of land.

Auscrete will construct a manufacturing plant on the Island of Jamaica as early as later this year and start construction of the homes by early 2017, following completion of the first estate development. Howard Mills, president of PN&N Jamaica, said that the homes will be between 1,100 and 1,500 square feet and typically be 3 bedroom detached single and two story, although there will be some multi-unit housing. He added that "Auscrete's homes are a perfect fit for Jamaica. Concrete has been the main construction material here for many years and these advanced technology site built homes constructed by Auscrete are a perfect fit. They can be produced economically so they fall into the price range that lower to middle income purchasers can afford." "There is a vast shortage of housing in Jamaica and it gets worse year by year. The important thing was to keep the unit price under US$100,000." Mr. Mills added.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUSCRETE CORPORATION

Date: April 5th, 2016	By:	/s/ A. John Sprovieri
A. John Sprovieri President / CEO